Contact:	Teresa A. Huffman	Jenny Tinsley
	SVP, Chief Human Resources Officer	Manager, Corp. Communications & ESG
	(336) 888-6281	(336) 889-5161
	TAHuffman@culp.com	JRTinsley@culp.com

CULP ANNOUNCES LEADERSHIP ADDITION AT CULP UPHOLSTERY FABRICS, ALONG WITH PLANNED TRANSITION FOR DIVISION PRESIDENT BOYD CHUMBLEY

HIGH POINT, N.C. (January 8, 2024) – Culp, Inc. (NYSE: CULP) (together with its consolidated subsidiaries, “CULP”) today announced that Mary Beth Hunsberger will be joining the company as Executive Vice President of Culp Upholstery Fabrics, effective January 8, 2024. The company also announced that it intends for Ms. Hunsberger to succeed Boyd Chumbley in the role of division president in the third quarter of calendar year 2024. Mr. Chumbley will work with Ms. Hunsberger during a period of transition in 2024, and he will thereafter continue in an advisory role as needed to strategically support the company.

Hunsberger brings over two decades of expertise in the home furnishings industry to her new position. She comes to CULP from DEDON, Inc, where she served as Controller and then President of North and South America since 2016, and concurrently served as the Chief Operating Officer of North and South America for Gloster Furniture since 2023. Earlier in her career, Hunsberger also spent 13 years with Tempur + Sealy International, Inc. She earned a Master of Business Administration from Wake Forest University and received her Bachelor of Arts from the University of North Carolina at Chapel Hill. Hunsberger will report to Culp, Inc.’s President and Chief Executive Officer, Iv Culp.

Chumbley has worked with CULP since 1984 and has made extraordinary contributions to the upholstery fabrics division. He has served as a dedicated leader throughout his tenure and plans to transition to a supporting role in the third quarter of the calendar 2024 year. In this new role, he will continue adding significant strategic value with his experience and extensive knowledge of the home furnishings industry.

Commenting on the announcement, Iv Culp said, “Boyd has been with Culp Upholstery Fabrics for 40 years, and we are extremely grateful for his loyalty and sound leadership. He has a passion for steady business models and high-functioning supply chains in a global environment. Boyd leads with absolute professionalism and grace, and he is a terrific mentor for our CULP associates. We are pleased that Boyd will remain with CULP for a diligent transition and then serve in an important support role.”

“We are also excited to welcome Mary Beth Hunsberger to our CULP team. Her broad experience and knowledge of the home furnishings industry will help us continue to build upon the strong foundation of success created under Boyd’s leadership,” continued Culp. “We believe Mary Beth is a terrific fit for our current and future strategic plans, and we are pleased that she will have an extended time to work with Boyd and learn from his deep knowledge of Culp Upholstery Fabrics.”

Culp, Inc. is one of the world's largest manufacturers and marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has manufacturing and sourcing operations located in the United States, Canada, China, Vietnam, Turkey, and Haiti.

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